Exhibit 99.1

Bristol-Myers Squibb Completes Acquisition of Inhibitex, Inc.

(NEW YORK, February 13, 2012) – Bristol-Myers Squibb Company (NYSE: BMY) announced today the successful completion of the tender offer by Bristol-Myers Squibb Company (“Bristol-Myers”) for all of the outstanding shares of common stock of Inhibitex, Inc. (NASDAQ: INHX) (“Inhibitex) at a purchase price of $26.00 per share. As of the expiration of the offer, 77,532,611 shares of common stock of Inhibitex were validly tendered and not withdrawn in the tender offer. As of the close of business on February 10, 2012, approximately 4,260,705 shares remained subject to guaranteed delivery procedures.

Today, Bristol-Myers Squibb acquired all of the remaining outstanding shares of Inhibitex common stock by means of a “short form merger” in which all such shares were converted into the right to receive $26.00 per share, in cash and without interest, less any applicable withholding taxes. Bristol-Myers Squibb intends to delist and de-register Inhibitex common stock as promptly as practicable following the effective time of the merger.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company committed to discovering, developing and delivering innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

Contacts

Bristol-Myers Squibb

Media: Sonia Choi, 609-252-5132, sonia.choi@bms.com; Jennifer Fron Mauer, 609-252-6579, jennifer.mauer@bms.com

Investors: Teri Loxam, 609-252-3368, teri.loxam@bms.com; Timothy Power, 609-252-7509, timothy.power@bms.com